Exhibit 99.2

N e w s R e l e a s e
FOR IMMEDIATE RELEASE April 16, 2008	[
OGE Energy Corp. PO Box 321, M/C 1200 Oklahoma City, Oklahoma 73101-0321	Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

OGE CONTACTS: GIL BROYLES (Media) (405) 553-3643 broylecg@oge.com TODD TIDWELL (Financial) (405) 553-3966 tidweltj@oge.com	CHESAPEAKE CONTACTS: MARC ROWLAND (405) 879-9232 marc.rowland@chk.com JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com

Chesapeake and Enogex Announce Colony Granite Wash Natural Gas Gathering Agreement in the Anadarko Basin of Western Oklahoma

OKLAHOMA CITY, OKLAHOMA – APRIL 16, 2008 - Enogex LLC, a subsidiary of OGE Energy Corp. (NYSE: OGE), announced it will provide natural gas gathering, processing and transportation services for Chesapeake Energy Corporation (NYSE:CHK)  in the Colony Granite Wash play in Custer and Washita counties in the Anadarko Basin of western Oklahoma.

To accommodate the expected production growth in the Colony Granite Wash area, Enogex is preparing to invest more than $55 million in a combination of additional gathering and transportation pipeline infrastructure and a natural gas processing plant near Clinton, Okla.  The plant is expected to be in service in 2009 and will process up to 120 million cubic feet of natural gas equivalent (mmcfe) per day.  Enogex is prepared for further growth to accommodate increasing Chesapeake production in the region.

Chesapeake is the largest producer of natural gas, the most active driller and the largest leasehold owner in the various Granite Wash plays of the Anadarko Basin.  Chesapeake is currently using 12 operated rigs to further develop approximately 200,000 net acres of Granite Wash leasehold.  Chesapeake believes it owns a backlog of more than 650 net wells to drill in its various Granite Wash plays in the Anadarko Basin, including approximately 250 Colony Granite Wash wells.  From the Colony Granite Wash, Chesapeake is currently producing approximately 55 gross mmcfe per day from 18 gross (12 net) operated wells.

“We are very pleased to once again be working with Chesapeake in western Oklahoma to bring their new production in the Colony Granite Wash area to market. Enogex’s integrated midstream natural gas system will enable us to deliver this natural gas to consumers in Oklahoma as well as to markets in the southeastern and eastern United States,” said Pete Delaney, Chief Executive Officer of OGE Energy and its subsidiary, Enogex.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, remarked, “Chesapeake and Enogex have long enjoyed a strong working relationship in various prolific natural gas plays in Oklahoma.  Enogex enjoys a great reputation in the mid-stream natural gas business for its responsive service and attractive pricing for producers.  We are pleased to work on another important new project with Enogex and we look forward to more collaboration in the future.”

Enogex LLC, previously known as Enogex, Inc., owns an integrated midstream natural gas system engaged in natural gas gathering, processing, transportation, storage and marketing. With principal operations in Oklahoma, the system includes about 7,800 miles of pipe, six processing plants, and 23 billion cubic feet of storage capacity.

OGE Energy Corp. (NYSE: OGE), headquartered in Oklahoma City, also is the parent company of OG&E Electric Services, a regulated electric utility serving approximately 762,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas.OGE’s Internet address is www.oge.com.

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the U.S. Chesapeake’s Internet address is www.chk.com.